EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                            Investor Contacts:          Press Contacts:
                            Patrick Barry               Cathy Halgas Nevins
                            CFO, Bluefly, Inc.          Dir. P.R., Bluefly, Inc.
                            212- 944-8000 ext. 239      212-944-8000 ext. 388
                            pat@bluefly.com             cathy.nevins@bluefly.com

                 BLUEFLY.COM REPORTS THIRD QUARTER 2003 RESULTS
                       Net Sales Increase By More Than 30%

NEW YORK, Nov. 11, 2003 -- Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer brands at discount prices (www.bluefly.com), announced today that its net sales increased by more than 30% to $8,210,000 in the third quarter of 2003 from $6,305,000 in the same period a year ago.

Other financial results for the third quarter of 2003 announced by Bluefly were as follows (all comparisons are to the third quarter of 2002):

     .    Gross margin decreased to 21.3% from 32.9%;
     . Net loss increased by 12.6% to $2,517,000 from $2,235,000. Loss per share decreased to $0.31 (based on 11,057,700 weighted average shares outstanding) from $0.76 (based on 10,391,904 weighted average shares outstanding). The net loss per share figure for the third quarter of 2002 included a non-cash charge of $5,069,000 resulting from the deemed dividend related to the beneficial conversion of Series B Convertible Preferred Stock;
     .    New customers acquired increased by 31.8% to 29,522 from 22,393;
     .    New customer acquisition cost decreased by 54% to $10.52 from $23.07;
     . Revenue from repeat customers as a percentage of total gross sales remained unchanged at 68%; and
     .    Gross average order size decreased by 1% to $161.87 from $163.64.

"This quarter we have shown improvement in our growth rate and kept our expenses flat," said Ken Seiff, Chief Executive Officer of Bluefly, Inc. "Net sales grew 30% and ended on a high note with September's net sales increasing over 50%. At the same time, SG&A decreased, both as a percentage of net sales and on an absolute basis."

"Although the acceleration in net sales we saw in September is partly the result of favorable comparisons to a poor final two weeks in September 2002, I believe the acceleration in growth rate we saw this year is also attributable to the launch of an improved version of our web site and the addition of new fall merchandise towards the end of the month. As for the growth we saw in the quarter overall, I believe there were two principal drivers: the 31.8% increase in new customers acquired and the increased savings we offered our customers. The increased savings to the customer were intended to help reduce inventory from prior quarters and adversely affected gross margins. While this reduction in margin did result in an increased net loss for the quarter, it enabled us to successfully liquidate over $3 million of inventory from previous quarters. As a result, I believe our inventory is much improved. I expect gross margin in the fourth quarter to be at or near last year's level of 31%, and I am excited by our prospects, particularly in light of this quarter's progress and the recent hire of Melissa Payner as our new President and Chief Merchant."

                                    - more -

                                                                    EXHIBIT 99.1

Bluefly.com Reports Third Quarter 2003 Results/2

About Bluefly, Inc.

Bluefly, Inc. (NASDAQ SmallCap: BFLY) operates the world's first full service outlet store for designer fashion, offering products from more than 350 designers at discounts of up to 75% off. With 24/7 access, a 90-day money back guarantee, and technology that displays real-time inventory, Bluefly makes off-price shopping easy and convenient. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-A, 8-K, 10-Q, and 10-K. These risks and uncertainties include, but are not limited to, the following: potential adverse effects on gross margin and gross profit resulting from mark downs and allowances for returns and credit card chargebacks; the risk that favorable trends in sales and customer acquisition costs will not continue; risks that the Company will be unable to reduce the levels of losses; the Company's limited working capital, need for additional capital and potential inability to raise such capital; recent losses and anticipated future losses; the competitive nature of the business and the potential for competitors with greater resources to enter such business; adverse trends in the retail apparel market; risks and uncertainties associated with the Company's recent launch of a new version of its web site, including new internal procedures that need to be developed to operate the new web site, site instability and download performance issues; risks of litigation for sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; the dependence on third parties and certain relationships for certain services, including the Company's dependence on U.P.S. (and the risks of a mail slowdown due to terrorist activity) and the Company's dependence on its third-party web hosting and fulfillment centers; risks related to consumer acceptance of the Internet as a medium for purchasing apparel; the successful hiring and retaining of personnel; the dependence on continued growth of online commerce; rapid technological change; online commerce security risks; the startup nature of the Internet business; governmental regulation and legal uncertainties; management of potential growth; and unexpected changes in fashion trends.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                         THREE MONTHS ENDED

                                                   SEPTEMBER 30,   SEPTEMBER 30,
                                                       2003            2002
                                                   -------------   -------------
     Net sales                                     $   8,210,000   $   6,305,000
     Cost of sales                                     6,462,000       4,232,000
                                                   -------------   -------------
          Gross profit                                 1,748,000       2,073,000
          Gross profit percentage                           21.3%           32.9%

     Selling, marketing and fulfillment expenses       2,917,000       2,952,000
     General and administrative expenses               1,240,000       1,277,000
                                                   -------------   -------------

        Operating loss                                (2,409,000)     (2,156,000)

     Interest  (expense) income, net                    (108,000)        (79,000)
                                                   -------------   -------------

     Net loss                                      $  (2,517,000)  $  (2,235,000)
                                                   -------------   -------------

                                    - more -

                                                                    EXHIBIT 99.1

Bluefly.com Reports Third Quarter 2003 Results/3

     Deemed dividend related to beneficial conversion feature
      on Series B Convertible Preferred Stock                               --      (5,069,000)

     Preferred stock dividends                                        (871,000)       (622,000)
                                                                 -------------   -------------
     Net loss applicable to common shareholders                  $  (3,388,000)  $  (7,926,000)
                                                                 -------------   -------------

     Basic and diluted net loss per share                        $       (0.31)  $       (0.76)
                                                                 =============   =============

     Weighted average common shares outstanding
     (basic and diluted)                                            11,057,700      10,391,904
                                                                 =============   =============

SELECTED BALANCE SHEET DATA & KEY METRICS-
UNAUDITED

                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                     2003            2002
                                                                 -------------   -------------
Cash And Cash Equivalents                                        $   2,567,000   $   1,749,000
Inventories, Net                                                    12,464,000      10,868,000
Other Current Assets                                                 1,883,000       1,473,000
Property & Equipment, Net                                            1,919,000       2,604,000
Notes Payable To Shareholders - Current                              2,000,000              --
Current Liabilities                                                  9,849,000       7,386,000
Notes Payable To Shareholders - Long Term                              182,000       2,182,000
Shareholders' Equity                                                 6,776,000       7,084,000

                                                                 THREE MONTHS    THREE MONTHS
                                                                    ENDED           ENDED
                                                                 SEPTEMBER 30,   SEPTEMBER 30,
                                                                     2003            2002
                                                                 -------------   -------------
Gross Average Order Size (including shipping & handling
 revenue)                                                        $      161.87   $      163.64
Gross Average Order Per New Customer  (including shipping &
 handling revenue)                                               $      144.69   $      144.03
Gross Average Order per Repeat Customer (including shipping &
 handling revenue)                                               $      171.51   $      174.61
Customers Added During Period                                           29,522          22,393
Revenue From Repeat Customers as % of Total Revenue*                        68%             68%
Customer Acquisition Cost **                                     $       10.52   $       23.07

* Repeat customer is defined as a person who has bought more than once from Bluefly during their lifetime.
** Customer Acquisition Cost is calculated by dividing total advertising expenditures (excluding staff and related costs) by total new customers added. Customer numbers are based on unique email addresses.

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